SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): NOVEMBER 30, 2001


                          ALLIANCE PHARMACEUTICAL CORP.
               (Exact Name of Registrant as Specified in Charter)


       NEW YORK                      0-12950                   14-1644018
       --------                      -------                   ----------
(State or other jurisdiction (Commission File Number) (IRS Employer ID Number) of incorporation)



     3040 SCIENCE PARK ROAD SAN DIEGO, CALIFORNIA                92121
      (Address of principal executive offices)                 (Zip Code)



       Registrant's telephone number, including area code: (858) 410-5200



                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  OTHER EVENTS.

     In connection with a private placement (the "Private Placement") completed on October 31, 2001, pursuant to which Alliance Pharmaceutical Corp. ("Alliance") received proceeds of $15,100,150 and issued 4,314,329 shares of its common stock at $3.50 per share and warrants to purchase 4,334,329 shares of its common stock at $4.20 per share to a group of institutional investors, on November 30, 2001, Alliance issued an additional 153,174 shares of its common stock to the investors and reduced the warrant exercise price to $4.06 per share. Pursuant to the terms of the purchase agreement and the warrants, the number of shares issued to the investors and the warrant exercise price were both subject to adjustment based on the volume weighted average price of Alliance's common stock during the 10 trading days beginning November 15, 2001, which was $3.38.

     On October 23, 2001, Alliance entered into a Contribution Agreement with certain holders of its Four-Year, 5% Subordinated Convertible Debentures (the "Debentures"), pursuant to which the Debenture holders agreed to exchange $9.5 million principal amount of their Debentures for shares of Alliance's common stock (the "Debt Exchange"). The number of shares to be issued to the Debenture holders was based on the volume weighted average price of Alliance's common stock during the 10 days trading beginning November 15, 2001. Accordingly, on November 30, 2001, Alliance issued 2,810,651 shares of its common stock to the Debenture holders in exchange for their Debentures, which Debentures were cancelled by Alliance.

     As a result of the Private Placement and Debt Exchange, Alliance's cash and short-term investments and stockholders' equity increased, and it's long-term debt decreased, as of September 30, 2001, on a pro forma basis. Please see the attached condensed consolidated balance sheets, attached hereto as Exhibit 99.3, for further details.


Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements

     None.

(b) Pro Forma Financial Statements

     None.

(c) Exhibits

EXHIBIT NO.     EXHIBIT

99.1            Press release dated December 3, 2001.

99.2            Form of Contribution Agreement.

99.3            Condensed Consolidated Balance Sheets as of September 30, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  ALLIANCE PHARMACEUTICAL CORP.


                                  By: ___________________________________
                                      Theodore D. Roth
                                      President and Chief Operating Officer

Dated December 4, 2001